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                                                                    EXHIBIT 11.1

PACE MEDICAL, INC. AND WHOLLY OWNED SUBSIDIARY

STATEMENT RE COMPUTATION OF PER SHARE NET INCOME
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CALCULATION OF BASIC NET INCOME PER SHARE

                                                          1997             1996
NET INCOME                                            $  392,670      $  284,826
                                                       =========       =========
NUMBER OF SHARES

Weighted average shares outstanding                    3,400,850       3,395,850

Total shares outstanding for purpose of
  earnings per share computation                       3,400,850       3,395,850
                                                      ==========       =========

INCOME PER SHARE AS CALCULATED                        $     0.12      $     0.08
                                                      ==========       =========

CALCULATION OF DILUTED NET INCOME PER SHARE

NET INCOME                                            $  392,670      $  284,826
                                                      ==========       =========
NUMBER OF SHARES

Weighted average shares outstanding                    3,400,850       3,395,850

Incremental shares for outstanding stock
  options and warrants                                   129,457         236,019
                                                       ---------       ---------

Total shares outstanding for purpose of
  earnings per share computation                       3,530,307       3,631,869
                                                      ==========       =========
INCOME PER SHARE AS CALCULATED                        $     0.11      $     0.08
                                                      ==========       =========
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